Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
March 27, 2014	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
WCI Communities, Inc.	London	Singapore
24301 Walden Center Drive	Los Angeles	Tokyo
Bonita Springs, Florida 34134	Madrid	Washington, D.C.

Re:                             WCI Communities, Inc. Registration Statement on Form S-4; Exchange Offer for $200,000,000 in Aggregate Principal Amount of 6.875% Senior Notes due 2021

Ladies and Gentlemen:

We have acted as special counsel to WCI Communities, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to $200,000,000 in aggregate principal amount of its 6.875% Senior Notes due 2021 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the entities set forth on Schedule I hereto (the “Specified Guarantors”) and the entities set forth on Schedule II hereto (the “Additional Guarantors,” and, together with the Specified Guarantors, the “Guarantors”) under an indenture, dated as of August 7, 2013 (the “Indenture”), among the Company, the Guarantors and Wilmington Trust, National Association, as trustee, and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2014 (the “Registration Statement”).  The Notes and the Guarantees will be issued in exchange for the Company’s outstanding 6.875% Senior Notes due 2021 (the “Old Notes”), and the related guarantees, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the internal laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.  Various matters concerning the laws of the State of Florida are addressed in the letter of Vivien N. Hastings, General Counsel of the Company, which has been separately provided to you.  We express no opinion with respect to those matters herein, and, to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered in exchange for the Old Notes in the circumstances contemplated by the Registration Statement and Prospectus, the Notes and the Guarantees will have been duly authorized by all necessary corporate action of the Company and all corporate or limited liability company action, as applicable, of the Specified Guarantors, respectively, and will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (d) waivers of broadly or vaguely stated rights; (e) the waiver of rights or defenses contained in Section 6.12 of the Indenture; (f) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (g) provisions purporting to make a guarantor primarily liable rather than as a surety; (h) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (i) covenants not to compete; (j) provisions for exclusivity, election or cumulation of rights or remedies; (k) provisions authorizing or validating conclusive or discretionary determinations; (l) grants of setoff rights; (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (n) provisions permitting, upon acceleration of any indebtedness, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon;  (o) any provision of the Indenture, the Guarantees and the Notes (collectively, the “Documents”) that refers to, incorporates or is based upon the law of any jurisdiction other than the State of New York or the United States; and (p) the severability, if invalid, of provisions to the foregoing effect.  We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, rules of the Financial Industry Regulatory Authority, Inc. or stock exchange rules (without limiting other laws excluded by customary practice).

With your consent, we have assumed (a) that the Documents have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Specified Guarantors, (b) that the Notes and the Guarantees constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

SCHEDULE I

SPECIFIED GUARANTORS

Entity Name	Jurisdiction of Formation
WCI Communities, LLC	Delaware
WCI Communities Management, LLC	Delaware
WCI Towers Northeast USA, Inc.	Delaware
Watermark Realty, Inc.	Delaware
Pelican Landing Golf Resort Ventures, Inc.	Delaware
Spectrum Eastport, LLC	Delaware
WCI Communities Rivington, LLC	Delaware

SCHEDULE II

ADDITIONAL GUARANTORS

Entity Name	Jurisdiction of Formation
WCI Realty, Inc.	Florida
Watermark Realty Referral, Inc.	Florida